Exhibit 10.4

CORPORATE AGREEMENT (Translated)

Party A: Dongguan City Zhenghao Shiye Investment Co., Ltd.

Party B: KUBE Development. Ltd.

Intent: Based on the taste preference of Party A, Party B has customized a Coffee Blend formula, defined as 613 (henceforth denoted as “613”). This agreement maintains without prejudice to the interests of either signing parties’.

1. Party A is willing and accepting the adoption of 613 prepared by Party B and acknowledging that Party B is the designer of 613 and the only person who owns this intellectual property. It agrees to fulfill and guarantee the following terms:

a. During the cooperation period, from January 1, 2020 to December 31, 2021, Party A guarantees that it will continue or maintain the purchase of coffee beans from Party B, purchase will continue within 45 days previous purchase of 613.

b. In the event that Party A fails to meet the above commitments (a), Party B shall withdraw the right to use 613 as violation of the commitments of Party A.

c. Since Party B agrees to render reseller and user rights of 613 to Party A, with the understanding that Party A guarantees to only use 613 for the manufacture of coffee products for sale to Party A’s clients, including coffee beans and coffee powder packaging, but will never disclose to any Third Party the composition and content of 613.

2. During the cooperation period, Party B will guarantee and promise not to disclose, share and/or sell 613’s formula and user rights to any third party if Party A performs (1)(a) and (c).

3. Both parties are required to sign a written consent 60 days prior to the termination date of this cooperation agreement to extend Party A's right to use 613. Otherwise, Party A's right to use 613 will terminate on the termination date, and Party B will be free to sell or use 613.

4. This cooperation agreement is governed by and based on the laws of the Hong Kong

Special Administrative Region.

5. If any party breaches the contract and the other party has a loss, it will be compensated according to the common law.

On Behalf of KUBE Development Ltd.	On Behalf of 东莞市正好实业投资有限公司 (Agility)

/s/ Winson H Wong	/s/ Kwok Hei Leung
Mr Winson H Wong, CEO	Mr Kwok Hei Leung, director
Date: January 1, 2020	Date: January 1, 2020

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